November 21, 2016
FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media

RAYMOND JAMES FINANCIAL BOARD
ANNOUNCES ANNUAL SHAREHOLDER MEETING DATE

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today announced that the 2017 annual shareholders meeting will be held Thursday, February 16, 2017, at 4:30 p.m. ET, at Raymond James Financial’s headquarters in St. Petersburg. Shareholders of record as of December 21, 2016, will be entitled to notice of, and to attend and vote at, the annual meeting.

Presentation slides will be posted on the day of the event and available by visiting raymondjames.com/investor-relations/shareholders-meeting. A listen-only live audio webcast and audio replay will be available at the same location.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,100 financial advisors serving in excess of 2.9 million client accounts in more than 2,800 locations throughout the United States, Canada and overseas. Total client assets are approximately $604 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

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